Filed Pursuant to Rule 433

Registration No. 333-265158

Fact Sheet | February 7, 2024
Notes Linked to the SPX Index
Issuer:
Barclays Bank PLC
Tenor:
Approximately 5 years
Reference Asset:
The S&P 500 Index (Bloomberg ticker: “SPX <Index>”) (the “Reference Asset”)
Upside Leverage Factor:
1.25
Maximum Return:
40.00%
Selected Structure Definitions
Payment at Maturity:
If you hold the Notes to maturity, you will receive on the Maturity Date a cash payment per $1,000 principal amount of notes equal to:
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If the Final Value of the Reference Asset is greater than or equal to the Initial Value, you will receive an amount per $1,000 principal amount Note calculated as follows:
$1,000 + [$1,000 × lesser of (a) Reference Asset Return of the Reference Asset × Upside Leverage Factor and (b) Maximum Return]
If the Reference Asset Return is 32.00% or more, you will receive a payment at maturity of $1,400.00 per $1,000 principal amount Note that you hold.
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If the Final Value of the Reference Asset is less than the Initial Value, you will receive a payment of $1,000 per $1,000 principal amount Note.
All terms that are not defined in this fact sheet shall have the meanings set forth in the accompanying preliminary pricing supplement dated February 1, 2024 (the 'Pricing Supplement'). All terms set forth or defined herein, including all prices, levels, values and dates, are subject to adjustment as described in the accompanying Pricing Supplement. In the event that any of the terms set forth or defined in this fact sheet conflict with the terms as described in the accompanying Pricing Supplement, the terms described in the accompanying Pricing Supplement shall control.

Hypothetical Payment at Maturity
CUSIP / ISIN:
06745PRR4 / US06745PRR46
Initial Value:
The Closing Value of the Reference Asset on the Initial Valuation Date.
Final Value:
The Closing Value of the Reference Asset on the Final Valuation Date.
Initial Valuation Date:
February 26, 2024
Issue Date:
February 29, 2024
Final Valuation Date:
February 26, 2029
Maturity Date:
March 1, 2029
The notes are not suitable for all investors. You should read carefully the accompanying Pricing Supplement (together with all documents incorporated by reference therein) for more information on the risks associated with investing in the notes. Any payment on the notes, including any repayment of principal, is not guaranteed by any third party and is subject to (a) the creditworthiness of Barclays Bank PLC and (b) the risk of exercise of any U.K. Bail-in Power, as further described in the accompanying Pricing Supplement.

Fact Sheet | February 7, 2024
Notes Linked to the SPX Index
Summary Characteristics of the Notes
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Commissions—Barclays Capital Inc. will receive commissions from the Issuer of up to 3.675% of the principal amount of the notes, or up to $36.75 per $1,000 principal amount. Please see the accompanying Pricing Supplement for additional information about selling concessions, commissions and fees.
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Estimated Value Lower Than Issue Price—Our estimated value of the notes on the Initial Valuation Date is expected to be between $901.30 and $941.30 per Note. Please see “Additional Information Regarding Our Estimated Value Of The Notes” in the accompanying Pricing Supplement for more information.
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You Will Not Receive any Payments on the Notes Other than the Payment at Maturity—You will not receive any interest or coupon payments on the Notes or any other payments other than the payment at maturity. If the Final Value of the Reference Asset is less than its Initial Value, your payment at maturity will be limited to the principal amount of your Notes and you will not earn any positive return. The return at maturity of the principal amount of your Notes plus any amount in excess thereof may not compensate you for any loss in value due to inflation and other factors relating to the value of money over time.
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Potential Return is Limited to the Maximum Return—If the Reference Asset Return is greater than 0.00%, you will receive a payment at maturity of $1,000 per $1,000 principal amount Note that you hold plus an additional payment that will not exceed $1,000 times the Maximum Return. The maximum payment that you may receive at maturity is $1,400.00 per $1,000 principal amount Note that you hold, and because the Upside Leverage Factor is equal to 1.25, you will not benefit from any appreciation of the Reference Asset beyond a Reference Asset Return of 32.00%, which may be significant.
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The Payment at Maturity of the Notes is Based Solely on the Closing Value of the Reference Asset on the Final Valuation Date — The Final Value of the Reference Asset will be based solely on the Closing Value on the Final Valuation Date. Accordingly, if the value of the Reference Asset drops on the Final Valuation Date, the payment at maturity on the Notes may be significantly less than it would have been had it been linked to the value of the Reference Asset at any time prior to such drop.

Summary Risk Considerations
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Credit of Issuer—The notes are unsecured and unsubordinated debt obligations of the Issuer and are not, either directly or indirectly, an obligation of any third party. In the event the Issuer were to default on its obligations, you may not receive any amounts owed to you, including any repayment of principal, under the terms of the notes.
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U.K. Bail-In Power—Each holder and beneficial owner of notes acknowledges, accepts, and agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority, which may be exercised so as to result in you losing all or a part of the value of your investment in the notes or receiving a different security from the notes that is worth significantly less than the notes. Please see “Consent to U.K. Bail-In Power” in the accompanying Pricing Supplement for more information.
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Historical Performance—The historical performance of the Reference Asset is not an indication of the future performance of the Reference Asset over the term of the notes.
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Conflict of Interest—In connection with our normal business activities and in connection with hedging our obligations under the notes, we and our affiliates play a variety of roles in connection with the notes, including acting as calculation agent and as a market-maker for the notes. In each of these roles, our and our affiliates’ economic interests may be adverse to your interests as an investor in the notes.
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Lack of Liquidity—The notes will not be listed on any securities exchange. There may be no secondary market for the notes or, if there is a secondary market, there may be insufficient liquidity to allow you to sell the notes easily.
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Tax Treatment—Significant aspects of the tax treatment of the notes are uncertain. You should consult your tax advisor about your tax situation.

In addition to the summary risks and characteristics of the notes discussed under the headings above, you should carefully consider the risks discussed under the heading “Selected Risk Considerations” in the accompanying Pricing Supplement and under the heading “Risk Factors” in the accompanying prospectus supplement.
Other Information
This fact sheet is a general summary of the terms and conditions of this offering of notes. The Issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (the “SEC”) for this offering of notes. Before you invest, you should read carefully the full description of the terms and conditions of, and risks associated with investing in, the notes contained in the Pricing Supplement as well as the information contained in the accompanying prospectus supplement and prospectus that are incorporated by reference in the Pricing Supplement. The Pricing Supplement, as filed with the SEC, is available at the following hyperlink:
https://www.sec.gov/Archives/edgar/data/312070/000148105724001347/form424b2.htm
You may access the prospectus supplement and prospectus that are incorporated by reference in the Pricing Supplement by clicking on the respective hyperlink for each document included in the Pricing Supplement under the heading “Additional Documents Related To The Offering Of The Notes,” or by requesting such documents from the Issuer or any underwriter or dealer participating in this offering. We strongly advise you to carefully read these documents before investing in the notes.
You may revoke your offer to purchase the notes at any time prior to the Initial Valuation Date. We reserve the right to change the terms of, or reject any offer to purchase, the notes prior to the Initial Valuation Date. In the event of any changes to the terms of the notes, we will notify you and you will be asked to accept such changes in connection with your purchase of the notes. You may choose to reject such changes, in which case we may reject your offer to purchase the notes.